Exhibit 10.3

THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS SUBORDINATED TO ANY AND ALL INDEBTEDNESS OF THE ISSUER TO THE PRIVATEBANK AND TRUST COMPANY (“THE PRIVATEBANK”) IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT BETWEEN THE ISSUER AND THE PRIVATEBANK, DATED DECEMBER 15, 2009, TO WHICH REFERENCE IS HEREBY MADE FOR A MORE FULL STATEMENT THEREOF.  THE HOLDER HAS AGREED THEREBY NOT TO SELL, ASSIGN, TRANSFER, PLEDGE OR HYPOTHECATE THIS NOTE WITHOUT THE PRIVATEBANK’S WRITTEN CONSENT.

PROMISSORY NOTE

$53,500,000	December 18, 2009
Lake Forest, California

FOR VALUE RECEIVED, PRIMORIS SERVICES CORPORATION, a Delaware corporation (“Issuer”), promises to pay to the order of each of the individuals set forth on Exhibit A hereto (each a, “Holder” and collectively, the “Holders”), the specific principal amounts next to each such Holder’s name as set forth on Exhibit A hereto with an aggregate principal sum of Fifty-Three Million Five Hundred Thousand Dollars ($53,500,000), together with interest as computed below.

This Note is issued pursuant to the Membership Interest Purchase Agreement dated as of November 18, 2009 (as amended, modified or supplemented, the “Purchase Agreement”) by and between Issuer, the Holders, James Construction Group, L.L.C. and Michael D. Killgore, as Sellers’ Representative.

The following is a statement of the rights of each Holder and the conditions to which this Note is subject, and to which each Holder, by the acceptance of this Note, agrees:

1.                                       Certain Definitions.  The following terms, when used in this Note, shall have the following meanings.  Any of these terms may, unless the context otherwise requires, be used in the singular or plural depending on the reference.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Applicable Interest Rate” means the rate per annum equal to:

a.                                       five percent (5%) during the period beginning on the Issuance Date and ending on the date nine (9) months after the Issuance Date (the “First Period Termination Date”);

b.                                      seven percent (7%) during the period beginning on the First Period Termination Date and ending on the date eighteen (18) months after the Issuance Date; and

c.                                       eight percent (8%) thereafter.

“Event of Default” shall have the meaning set forth in Section 5.

“Holder” means the Persons specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

“Holders’ Representative” means Michael D. Killgore, or any individual appointed as a successor Sellers’ Representative pursuant to Section 7 hereof.

“Issuance Date” means December 15, 2009.

“Issuer” includes Primoris Services Corporation, a Delaware corporation, and any Person which shall succeed to or assume the obligations of Issuer under this Note, provided, however, that Issuer shall not be released hereunder except pursuant to a written release executed by Holders’ Representative or by payment in full of all the Obligations.

“Maturity Date” means December 15, 2014.

“Net Equity” means the amount of cash proceeds received by Issuer in connection with the offering of any capital equity of Issuer or any of its Affiliates minus any expenses incurred in connection with such offering, including but not limited to attorneys’ fees, underwriters’ fees and accountants’ fees.

“Note” means this Promissory Note.

“Obligations” means and includes all loans, advances, debts, liabilities and obligations, howsoever arising, owed by Issuer to the Holders of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Note, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by Issuer hereunder.

“Person” means and includes an individual, an individual or entity serving in the capacity as a trustee of a trust or the trust itself, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Purchase Agreement” shall have the meaning set forth in the second introductory paragraph of this Note.

“Qualified Debt” means the amount of cash proceeds received by Issuer or any of its Affiliates in connection with the incurrence of any indebtedness except for indebtedness under a bank line of credit (provided that with respect to indebtedness under a line of credit to finance the acquisition of a business whatever the structure, this exception shall be limited to an outstanding balance of $10,000,000 in the aggregate at any time) or indebtedness incurred to finance operating expenses, equipment and capital expenditures (but specifically excluding any capital expenditures associated with the acquisition of a business whatever the structure) incurred by Issuer or any of its Affiliates in the ordinary course of business.

“Subordination Agreements” means the subordination agreements with The PrivateBank and Trust Company and Liberty Mutual Insurance Company subordinating, in accordance with their terms, the Note to Issuer’s senior lender and bonding agency as attached hereto on Exhibit B.

2.                                       Payments of Principal and Interest; Default Interest Rate; Late Fees.

2.1                                 Payments of Principal and Interest.  Beginning on the Issuance Date, the outstanding principal balance of this Note shall bear interest at the Applicable Interest Rate and shall be computed on the basis of a 365-day year and the actual number of days elapsed.  Payments of principal and interest shall be payable in cash in sixty (60) equal and fully amortizing monthly payments of principal and interest commencing January 15, 2010 and ending on the Maturity Date; provided, however, that if Issuer or any of its Affiliates raise additional capital or increase the balance due under any Qualified Debt (whether equity or debt), then Issuer shall notify Holders of same and:

(a)                                  Issuer shall prepay this Note in an amount equal to (i) one hundred percent (100%) of the first Ten Million Dollars ($10,000,000) of Net Equity raised (excluding the proceeds received from the exercise of any warrant outstanding on the date hereof, with respect to which Issuer hereby represents and warrants to Holders that such outstanding warrants will not allow the holders thereof to purchase more than 5,605,956 shares of common stock of Issuer) plus (ii) seventy-five percent (75%) of Net Equity raised in excess of Ten Million Dollars ($10,000,000), if any, plus (iii) thirty-three percent (33%) of Qualified Debt raised, if any, and

(b)                                 Any prepayment of this Note, whether required or discretionary, shall be applied first to expenses due the Holders including without limitation late fees, second to accrued interest due, and third to principal applied in reverse order of when such principal is scheduled to be paid; and

(c)                                  Any prepayment required by this Section shall be due within ten (10) business days of the receipt of cash proceeds by Issuer.

2.2                                 Default Interest Rate.  If any amount of principal or interest on this Note is not paid when due the entire outstanding principal balance of the Note shall bear interest at a rate to the Applicable Interest Rate plus two percent (2%) from the due date of such installment of such principal or interest until such default is cured by the payment of all principal and interest and late fees then due (“Default Interest”).  The incurrence of Default Interest shall not excuse late payment.

2.3                                 Late Fees.  Should any payment under this Note not be paid when due and payable, it is recognized by Issuer that the Holders will incur extra expenses for handling the delinquent payment.  The exact amount of said extra expenses is impossible to ascertain at this time, but a charge of two percent (2%) of the amount of the delinquent payment would be a fair approximation of the expense so incurred by the Holders.  Therefore, in the event a payment is received more than ten (10) days after the date on which it was due, Issuer shall, without notice and without prejudice to the right of the Holders to declare an Event of Default or to collect any other amounts due hereunder, pay to the Holders a “late charge” equal to two percent (2%) of the amount of the delinquent payment.  At the option of Issuer, said late charge may be added to the principal under this Note.

2.4                                 No Right of Offset.  Issuer shall have no right to set off against payments due under this Note.

2.5                                 Allocation Among Holders. All payments under this Note whether principal, interest, late fees, and expenses shall be paid to the Holders pro rata based on the principal balance due each Holder.

3.                                       Payment on Non-Business Days. Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of California, such payment may be due on the next succeeding business day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

4.                                       Prepayment.  Upon five (5) days prior written notice to the Holders, Issuer may prepay this Note in whole or in part; provided, however, that any such prepayment will be applied first to the payment of expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of this Note as described in Section 2.1(b) and Section 2.5.

5.                                       Events of Default.  The occurrence of any of the following shall constitute an “Event of Default” under this Note:

5.1                                 Failure to Pay.  Issuer shall fail to pay when due any payment required under the terms of this Note by the end of the tenth day following the due date.

5.2                                 Breaches of Covenants.  Issuer shall fail to observe or perform any covenant set forth in Section 8 and such failure shall continue for twenty (20) days after Issuer’s receipt of Holder’s written notice to Issuer of such breach.

5.3                                 Voluntary Bankruptcy or Insolvency Proceedings.  Issuer shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing.

5.4                                 Involuntary Bankruptcy or Insolvency Proceedings.  Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Issuer or of all or a substantial part of its property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Issuer or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement.

5.5                                 Cessation of Business.  Issuer dissolves, is subject to liquidation or ceases to conduct business in the ordinary course.

5.6                                 Change of Control.  Notwithstanding the foregoing, this Note, plus all accrued interest, shall be paid in full within 30 days after a Change of Control. A “Change of Control” shall be deemed to have occurred if, at any time, (a) Buyer ceases to control Target or to be entitled to elect all of the members of the board of directors or managers of Target; or (b) all or substantially all of any of the assets of Buyer or Target are sold in one transaction or a series of transactions to any Person or related group of Persons; or (c) Buyer or Target are merged with or into another Person except for a merger in which the stockholders of Issuer immediately prior to the merger continue to beneficially own at least a majority of the equity in the combined entity immediately after the merger; or (d) the filing of a certificate of dissolution or the equivalent for Buyer or Target, or (e) the lapse of ninety (90) days after the notice to Buyer of revocation without a reinstatement of Buyer’s charter within thirty (30) days after receipt of notice of this revocation is received by Buyer.

5.7                                 Levy or Seizure.  The attachment, seizure or levy under legal process, which is not removed within forty-five days, upon assets of Issuer or any of its Affiliates that are material to the operation of the business of Buyer and its subsidiaries when taken as a whole.

6.                                       Rights of Holder Upon Default.  Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Sections 5.3 and 5.4) and at any time thereafter during the continuance of such Event of Default, Holder may declare all outstanding Obligations payable by Issuer hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived; provided, however, if the Event of Default is the failure to pay as set forth in Section 5.1 and the reason for Issuer’s failure to pay is that Issuer is contractually prohibited from making a payment due to the terms of the Subordination Agreements, then the Holders shall not be entitled to declare all outstanding Obligations payable by Issuer until the earlier of (a) the date that is 180 days after the date that the Event of Default was triggered, or (ii) the date 10 days after the contractual prohibition to payment has been removed.  Upon the occurrence or existence of any Event of Default described in Sections 5.3 and 5.4, immediately and without notice, all outstanding Obligations payable by Issuer hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.  In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right power or remedy permitted by law, either by suit in equity or by action at law, or both.

7.                                       Holders Representative.  Each Holder constituted and appointed Michael D. Killgore as Holders’ Representative pursuant to the terms and provisions of Section 9.19 of the Purchase Agreement.

8.                                       Certain Covenants.  While any amount is outstanding under this Note, without the prior written consent of the Holders’ Representative, Issuer shall not:

8.1                                 Incur any obligations for seller financing associated with the acquisition of a business (whatever the structure) without making it contractually subordinated in right of payment to the payment of this Note; or

8.2                                 make any payment on account of indebtedness of Issuer that has been contractually subordinated in right of payment to this Note; or

8.3                                 except for regular, in terms of purpose, quarterly dividends, make any distribution or declare or pay any dividends (in cash or other property, other than common stock); or

8.4                                 if Issuer is not permitted by the senior lender and/or surety company that are parties to the Subordination Agreements to make the prepayments required under Section 2.1(a), Issuer shall not consummate the transaction that would have required the prepayment; or

8.5                                 purchase, acquire, redeem, or retire any of any common stock of Issuer, whether now or hereafter outstanding, unless the principal balance of this Note is less than Ten Million Dollars ($10,000,000).

9.                                       Successors and Assigns.  Subject to the restrictions on transfer described in Sections 11 and 12, the rights and obligations of Issuer and Holders of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

10.                                 Waiver and Amendment.  Any provision of this Note may be amended, waived or modified upon the written consent of Issuer and the Holders’ Representative.

11.                                 Transfer of this Note.  With respect to any offer, sale, assignment or other disposition of this Note, any Holder will give written notice to Issuer prior thereto, describing the identity of the assignee thereof, and such transfer shall be effectively following the written consent of Issuer which shall not be unreasonably withheld.

12.                                 Assignment by Issuer.  Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Issuer without the prior written consent of the Holders’ Representative and any such assignment without such written consent shall be void.

13.                                 Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given on the earlier of (a) when actually received, (b) two business days after it is sent by overnight courier, or (c) two business days after it is sent by registered or certified mail (return receipt requested, postage prepaid) and addressed to the intended recipient as set forth below:

If to Holders or Holders’ Representative:

Donald B. Bonaventure
James Construction Group
11200 Industriplex Boulevard, Suite 150
Baton Rouge, LA 70809

Telephone:                      (225) 906-1110

Facsimile:                           (225) 295-4838

Copy to:                                                                                                  KEAN, MILLER, HAWTHORNE, D’ARMOND,
McCOWAN & JARMAN, L.L.P.

Post Office Box 3513 (70821)

Suite 1800, One American Place

Baton Rouge, Louisiana 70802

Telephone:                      (225) 382-3414

Facsimile:                           (225) 215-4014

Attn: Mr. G. Blane Clark, Jr.

And:                                                                                                                     Stefani & Stefani, Professional Corporation

512 E. Eleven Mile Road

Royal Oak, MI  48067

Attn: Michael L. Stefani

If to Issuer:                                                                                   PRIMORIS SERVICES CORPORATION

26000 Commercentre Drive

Lake Forest, CA  92630

Telephone:                      (949) 598-9242

Facsimile:                           (949) 595-5544

Attn:                    General Counsel

Copy to:                                                                                                  Rutan & Tucker, LLP

611 Anton Blvd., Suite 1400

Costa Mesa, CA 92626

Telephone:                      (714) 641-5100

Facsimile:                           (714) 546-9035

Attn:                    George Wall, Esq.

Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

14.                                 Payment.  Payment shall be made in lawful tender of the United States.

15.                                 Usury.  In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

16.                                 Expenses; Waivers.  Issuer agrees to pay all costs and expenses of collection incurred by the Holders in connection with enforcement of this Note whether incurred prior to or after an action is instituted by Holders. If action is instituted to collect this Note, the non-prevailing party promises to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees, expert fees and all other costs, incurred by the prevailing party in connection with such action. Such expenses, costs and fees include but are not limited to those which may be incurred in connection with all appearances and other activity in bankruptcy or insolvency proceedings involving the Issuer or the enforcement of the Note, the defense of any claims or causes of action against the Holders, and in the negotiation or settlement by the Holders of any modification or compromise, or request for same, regarding the performance by Issuer of any of its obligations hereunder, all without regard to any statutory, judicial, administrative or other schedule for reimbursement or payment of legal fees.  Issuer hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

17.                                 Governing Law; Venue.  This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state. Venue for all proceedings shall be in Harris County, Texas.  Each of the Parties submits to the exclusive jurisdiction of any federal court sitting in the State of Texas, County of Harris, in any action or proceeding arising out of or relating to this Note and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each Party also agrees not to bring any action or proceeding arising out of or relating to this Note in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other Party with respect thereto.  Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 13 above.  Nothing in this Section 17, however, shall affect the right of either Party to serve legal process in any other manner permitted by law or at equity.  Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

18.                                 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holders in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

IN WITNESS WHEREOF, Issuer has caused this Note to be issued as of the date first written above.

PRIMORIS SERVICES CORPORATION, a Delaware corporation

/s/BRIAN PRATT
Brian Pratt, Chief Executive Officer, President and Chairman of the Board

EXHIBITS:

A                                      List of Holders and Principal Amounts

B                                        Subordination Agreements

[Signature page to Promissory Note]

EXHIBIT A

HOLDERS AND PRINCIPAL AMOUNTS

Note Allocation(1)
Family Members
Dominic Iafrate	$8,492,307.69
Angelo Iafrate	8,492,307.69
Trust for Stephen M. Iafrate	7,076,923.08
Trust for Dominic A. Iafrate	7,076,923.08
Trust for Jaclyn Iafrate	4,953,846.15
Trust for Donielle M. Iafrate	4,953,846.15
Trust for Anthony C. Iafrate	4,953,846.15
46,000,000.00

Management Members
Mike Killgore	1,428,571.43
Donald Bonaventure	1,428,571.43
Danny Hester	1,428,571.43
Rodney James	642,857.14
Charles Poole	642,857.14
Bruce Hix	535,714.29
Conrad Bourg	428,571.43
Tommy Lasseigne	321,428.57
Kan Janke	321,428.57
Thomas Love Jr	321,428.57
7,500,000.00
Total Note	$53,500,000.00

EXHIBIT B

SUBORDINATION AGREEMENT